                                                                    EXHIBIT 99.1



         BURLINGTON RESOURCES COAL SEAM GAS ROYALTY TRUST
         ANNOUNCES APPROVAL OF TRUST TERMINATION PROPOSAL


         Dallas, Texas, December 29, 1998 -- Burlington Resources Coal Seam Gas Royalty Trust (the "Trust") announced today that unitholders of the Trust have approved a proposal that includes the termination of the Trust and certain related matters (the "Termination Proposal"), which will result in the liquidation of Trust assets (consisting principally of a net profits interest related to certain coalbed methane gas producing properties in the San Juan Basin of New Mexico). As required by the trust agreement establishing the Trust, the Termination Proposal was approved by the affirmative vote of not less than 66-2/3% of the outstanding units of the Trust at a meeting held December 28, 1998, in Houston, Texas. The Termination Proposal, which was made by San Juan Partners, L.L.C. ("San Juan"), a major unitholder of the Trust, was described in an Information Statement filed with the Securities and Exchange Commission and mailed to unitholders on December 8, 1998 (the "Information Statement").

         Pursuant to the trust agreement, by virtue of the unitholder approval of the Termination Proposal, the Trust was formally terminated as of December 28, 1998. Notwithstanding the termination of the Trust, NationsBank, N.A., the trustee of the Trust as of the date of termination, will continue to act as Trustee of the trust estate for purposes of liquidating the assets of the trust estate and winding up the affairs of the Trust and the Trust will continue to exist as a Delaware business trust during the liquidation period. The trustee will engage an investment advisor within the next week to assist in the valuation and sale of the assets of the trust estate, a process that may take several months or more. In general, all proceeds of production attributable to the Trust's assets after the December 28, 1998 termination date will accrue to the account of the eventual purchaser of the Trust's assets and neither the Trust nor the unitholders will be entitled to such proceeds. All proceeds of production attributable to the Trust's assets through the December 28, 1998 termination date will be paid to the Trust and distributed to unitholders according to the Trust's ordinary quarterly distribution process. The net proceeds from the sale of the assets of the trust estate will be paid as a special distribution to unitholders of record as of a special distribution record date to be established following the closing of the sale of the assets.

         Under the trust agreement, Burlington Resources Oil & Gas Company ("BROG") has certain special preferential rights to bid on and acquire the Trust's assets in the event of a termination of the Trust, including the right to purchase such assets for 105% of the highest acceptable offer for the assets submitted by a third party. As described in the Information Statement and in Amendment No. 26 to San Juan's Schedule 13D filed October 26, 1998 (the "Amendment"), San Juan has entered into a purchase agreement with BROG to purchase from BROG, among other things, BROG's interest in and to certain properties including, without limitation, certain interests in the properties burdened by the Trust's net profits interest and the associated rights and obligations of BROG and its affiliates under the trust agreement, including the preferential purchase rights described above.

         As described in the Information Statement and the Amendment, the consummation of the transactions contemplated by such purchase agreement is subject to various conditions. It is the understanding of the trustee that as a result of the approval of the Termination Proposal it is expected that the transactions contemplated by the purchase agreement will be consummated in the near future.

         Burlington Resources Coal Seam Gas Royalty Trust is a Delaware business trust formed to own a net profits interest related to Burlington Resources Oil & Gas Company's interest in the Fruitland coal formation underlying the Northeast Blanco Unit in the San Juan Basin of New Mexico. The Trust's units of beneficial interest are traded on the New York Stock Exchange under the symbol "BRU." It is expected that the Units will continue to be traded on the Exchange until the assets of the trust estate have been liquidated and the special distribution has been made to unitholders.

For additional information, contact:

Burlington Resources Coal Seam Gas Royalty Trust
NationsBank, N.A., as Trustee
Ron E. Hooper, Vice President and Trust Administrator
214-508-2400 or fax 214-508-2431